UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 6, 2025

FUBOTV INC.

(Exact name of registrant as specified in its charter)

Florida	001-39590	26-4330545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1290 Avenue of the Americas
New York, NY 10104

(Address of principal executive offices) (Zip Code)

(212) 672-0055

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FUBO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

On January 6, 2025, fuboTV Inc., a Florida corporation (the “Company” or “Fubo”), filed a Current Report on Form 8-K (the “Initial Filing”) attaching a press release announcing entry into a Business Combination Agreement (the “BCA”) by and among the Company, The Walt Disney Company (“Disney”) and Hulu, LLC (“Hulu”) and the settlement of the action captioned fuboTV Inc. v. The Walt Disney Co., No. 24-cv-1363-MMG (S.D.N.Y. 2024). This Current Report on Form 8-K updates the Initial Filing to disclose additional information regarding the BCA and the transactions contemplated thereby. All defined terms used in this Current Report on Form 8-K that are not otherwise defined herein have the meanings ascribed to such terms in the BCA.

Item 1.01 Entry into a Material Definitive Agreement.

Business Combination Agreement

On January 6, 2025, the Company entered into the BCA, which contemplates, among other things, (i) Hulu contributing certain assets (the “HL Business Assets”) related to the business of negotiating and administering carriage agreements and similar contracts relating to and for the purpose of the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network on the HL DMVPD Service (as defined below) (the “HL Business”) to a newly formed entity to be jointly owned by Hulu and Fubo (“Newco”), (ii) the Company undergoing an “Up-C” reorganization and contributing its business to Newco (other than, under certain circumstances described in the BCA, its equity interests in Molotov SAS (807 393 111 RCS Paris), a subsidiary of the Company (“Molotov”)), in exchange for units in Newco (“Newco Units”) such that, after giving effect to such contribution, Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and Fubo will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco, and (iii) the Company issuing to Hulu shares of a newly created vote-only class of the Company’s common stock (“Class B Common Stock”) representing, in the aggregate, a 70% voting interest in the Company (calculated on a fully-diluted basis). The HL Business Assets will include certain carriage agreements, rights under joint subscription agreements and related data and information about its subscribers, advertising or sponsorship agreements exclusively related to Hulu’s linear multi-channel subscription video programming distribution service component of the offering known as “Hulu + Live TV” as of the date of the BCA and operated by Hulu (such service, the “HL DMVPD Service”), all other assets (including intellectual property) exclusively related to the HL DMVPD Service and all intellectual property constituting the “Live TV” brand.

Pre-Closing Reorganization

Prior to the Closing, each of the Company and Hulu will complete a reorganization (individually, the “Fubo Reorganization” and the “Hulu Reorganization”, and collectively, the “Pre-Closing Reorganization”) pursuant to which, the parties will, among other things, take the following steps:

●	Hulu will (i) form a Delaware limited liability company, as a direct wholly owned subsidiary of Hulu (such subsidiary, “HL”), (ii) contribute the HL Business Assets to HL, (iii) cause HL to assume only the HL Business Liabilities, (iv) form Newco as a Delaware limited liability company and a direct wholly owned subsidiary of Hulu, and (v) effect and complete the HL Subscriber Contract Terms Update;

●	the Company will (i) form a Delaware limited liability company, as a direct wholly owned subsidiary of the Company (such subsidiary, “Fubo OpCo”), and (ii) contribute the Company’s business (other than Molotov – see ‘Put Option Letter’ below) to Fubo OpCo prior to the Closing or to Newco at the Closing, in accordance with and on the terms and subject to the conditions set forth in the BCA; and

●	immediately prior to the Closing, the Company will (i) effect a conversion from a Florida corporation to a Delaware corporation pursuant to a plan of conversion (the “Fubo Conversion”), and (ii) authorize and adopt a new certificate of incorporation and adopt new bylaws, in each case, on the terms and subject to the conditions set forth in the BCA.

The Closing

At the Closing, on the terms and subject to the conditions set forth in the BCA, the parties will, among other things, take the following steps (together with the Pre-Closing Reorganization, the “Transactions”):

●	Hulu will contribute the HL Business and the HL Business Assets to Newco, by transferring all of its right, title and interest in, to and under 100% of the equity interests of HL to Newco (the “HL Contribution”);

●	immediately following the HL Contribution, (i) the Company will contribute 100% of the equity interests of Fubo OpCo and Fubo’s businesses (other than Molotov – see ‘Put Option Letter’ below) to Newco in exchange for a number of Newco Units (the “Fubo Contribution”) such that, after giving effect to such contribution, (A) Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and (B) the Company will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco, and (ii) Hulu and the Company, as the members of Newco, will adopt, and Newco will thereafter be governed by, an amended and restated limited liability company agreement of Newco (the “Newco Operating Agreement”), which will provide, among other things, that the Company will be the sole managing member of Newco; and

●	Fubo will issue to Hulu a number of shares of Class B Common Stock representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of Fubo (calculated on a fully-diluted basis) after giving effect to such issuance in exchange for a cash payment by Hulu to Fubo in an amount equal to the par value of such Class B Common Stock (the “Fubo Issuance”).

After giving effect to the consummation of the Transactions, Newco will be structured as an umbrella partnership C corporation (an “Up-C”). The Newco Operating Agreement will provide Hulu a redemption right pursuant to which Hulu may cause Newco to redeem all or a portion of its Newco Units, together with an equivalent number of shares of Class B Common Stock, in exchange for an equivalent number of shares of Class A Common Stock or, at the Company’s option, cash, subject to the Company’s right to elect to effect, in lieu of such a redemption, a direct exchange between the Company and Hulu of cash or an equivalent number of shares of Class A Common Stock for such Newco Units and Class B Common Stock.

Closing Conditions

Completion of the Transactions is subject to certain closing conditions specified in the BCA, including (i) the approval of the BCA, the Fubo Issuance and the Fubo Conversion (including a plan of conversion and a certificate of incorporation of Fubo) by the Company’s shareholders (the “Requisite Shareholder Approval Condition”), (ii) the expiration or termination of any applicable waiting period under the HSR Act and the clearance or obtainment of applicable consents of any specified governmental entity required to be obtained with respect to the Transactions under the BCA (the “Antitrust/Competition Closing Condition”), (iii) no enactment, issuance, promulgation or grant of any law or order, as applicable, by any governmental entity that is in effect and that has the effect of making the Transactions illegal or prohibiting or otherwise preventing the consummation of the Transactions (the “Injunctions/Legal Restraints Condition”), (iv) completion of the Hulu Reorganization and the Fubo Reorganization, in each case, in accordance with the BCA and the documents contemplated therein, (v) the acceptance of the Delaware Certificate of Conversion and Certificate of Incorporation of Fubo by the Secretary of State of the State of Delaware and the acceptance of the Florida Articles of Conversion by the Florida Department of State, (vi) the accuracy of the other party’s representations and warranties as of the date of the BCA, subject to certain customary materiality standards set forth in the BCA and the delivery by each party to the other party of a certificate certifying the same, (vii) compliance by each party, in all material respects, with its applicable pre-Closing obligations under the BCA, and (viii) delivery by each party to the other party of certain other closing deliverables, including, but not limited to, the Ancillary Agreements to which it is a party.

Termination

The BCA contains termination rights, including:

●	by mutual written consent of Hulu and the Company;

●	by either the Company or Hulu, if (i) the Closing Date has not occurred on or before April 6, 2026 (the “Outside Date”) (provided that, if as of such date all of the closing conditions except those relating to regulatory approvals have been waived or satisfied, the Outside Date will be automatically extended to July 6, 2026, and if as of such date all of the closing conditions except those relating to regulatory approvals have been waived or satisfied, the Outside Date will be automatically further extended to October 6, 2026) (the “Outside Date Termination Provision”), (ii) if any court of competent jurisdiction or other governmental entity having jurisdiction over the Company, a HL Subsidiary or Hulu has issued any order, or any law is in effect, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal the consummation of the Transactions and such order or law becomes final and non-appealable, provided that the terminating party’s breach was not a principal cause of such permanent restraint, enjoinment, prevention, prohibition or illegality (the “Legal Restraint Termination Provision”), (iii) at the Fubo Shareholder Meeting, the Requisite Shareholder Approval is not obtained (the “Requisite Shareholder Approval Termination Provision”), (iv) the other party breaches its representations, warranties or covenants in the BCA in a manner that would result in a failure of an applicable closing condition, subject in certain cases to the right of the breaching party to cure the breach (the “Breach Termination Provision”) or (v) the other party commences an Action that contests the validity or effectiveness of any of the Settlement Documents or the Settlement or is based on the claims (or underlying factual predicates thereof) that the Settlement Documents contemplate would be dismissed released pursuant thereto;

●	by the Company if the board of directors of the Company (the “Company Board”), prior to receipt of the Requisite Shareholder Approval, terminates to enter into a definitive agreement implementing a Superior Proposal, subject to complying with certain requirements including the payment to Hulu of a $50,000,000 termination fee; and

●	by Hulu, if a Fubo Board Recommendation Change occurs (the “Fubo Board Recommendation Change Termination Provision”).

In the event of a termination of the BCA under certain specified circumstances, the Company or Hulu will be required to pay to the other a termination fee as follows:

●	the Company will be required to pay to Hulu a termination fee in the amount of $50,000,000 in the event:

○	(i) the BCA is terminated by Hulu or Fubo pursuant to (x) the Outside Date Termination Provision and, at the time of such termination, the Requisite Shareholder Approval Condition is not satisfied or (y) the Requisite Shareholder Approval Termination Provision; (ii) following the execution of the BCA and prior to the Fubo Shareholder Meeting, an Alternative Proposal (whether or not conditional and whether or not withdrawn) shall have been publicly announced or shall have become publicly disclosed; and (iii) within 12 months following such termination, Fubo enters into a definitive agreement with any third party with respect to an Alternative Proposal or an Alternative Transaction is consummated;

○	the BCA is terminated by Fubo to enter into a definitive agreement implementing a Superior Proposal; or

○	the BCA is terminated (i) by Hulu pursuant to the Fubo Board Recommendation Change Termination Provision or (ii) by Hulu or Fubo pursuant to the Requisite Shareholder Approval Termination Provision if, at the time of such termination, Hulu would also have the right to terminate the BCA pursuant to the Fubo Board Recommendation Change Termination Provision;

●	Hulu will be required to pay to Fubo a termination fee in the amount of $130,000,000 in the event that the BCA is terminated by:

○	Fubo pursuant to the Breach Termination Provision upon a breach by Hulu;

○	Hulu pursuant to the Outside Date Termination Provision or the Legal Restraint Termination Provision at a time when the BCA is terminable by Fubo pursuant to the Breach Termination Provision; or

○	either Fubo or Hulu pursuant to the Outside Date Termination Provision or the Legal Restraint Termination Provision if, at the time of termination, all of the mutual closing conditions and all of the Fubo closing conditions have been satisfied (or, if any such conditions are by their nature to be satisfied at the Closing, would have been capable of being satisfied on the date of such termination) or waived, other than the Antitrust/Competition Closing Condition or the Injunctions/Legal Restraints Condition (solely to the extent that such injunction or legal restraint arises under the HSR Act or any other Regulatory Law).

Other Terms of the BCA

The BCA contains (i) customary representation and warranties of the parties, in each case generally subject to customary materiality and other qualifiers and (ii) customary pre-closing covenants of the parties, including covenants requiring each of Hulu and the Company to conduct its applicable business in all material respects in the ordinary course, and refrain from taking certain types of actions, without the other party’s consent (not to be unreasonably withheld, delayed or conditioned), subject to certain exceptions. Disney, Hulu and the Company also agreed to use their respective reasonable best efforts to obtain all antitrust approvals and to consummate the Transactions as promptly as possible, subject to certain exceptions and limitations.

The foregoing description of the BCA is not complete and is qualified in its entirety by reference to the BCA, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The BCA and the foregoing description of such agreement have been included to provide investors and stockholders with information regarding the terms of such agreement. The assertions embodied in the representations and warranties contained in the BCA are qualified by information in confidential disclosure letters delivered by the parties in connection with the signing of the BCA. Moreover, certain representations and warranties in the BCA were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties to the BCA. Accordingly, the representations and warranties in the BCA should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company and Disney at the time they were made and investors should consider the information in the BCA in conjunction with the entirety of the factual disclosure about the Company and Disney in their respective public reports filed with the Securities and Exchange Commission (the “SEC”). Information concerning the subject matter of the representations and warranties may change after the date of the BCA, which subsequent information may or may not be fully reflected in the Company’s or Disney’s public disclosures.

Governance Matters

As contemplated by the BCA, following the Closing, Hulu, through its ownership of Class B Common Stock, will have voting control of the Company. Upon completion of the Transactions, Hulu will own and have voting control of 70% of the shares of the outstanding Class B Common Stock.

Controlled Company Exemption

Following the Closing, the Company will be a “controlled company” for purposes of NYSE listing rules and will elect to be exempt from certain corporate governance requirements available to “controlled companies”.

Structure of the Company Board Following the Consummation of the Transactions

As contemplated by the BCA, upon completion of the Transactions, the Company Board will initially be comprised of nine members, who will be designated as follows: (i) five designated by Hulu, (ii) two designated by the Company Board as of immediately prior to the Closing and who (x) are reasonably acceptable to Hulu and (y) qualify as independent (the “Unaffiliated Independent Designees”), (iii) one designated by Hulu and who qualifies as independent and (iv) the CEO of the Company. Directors will be elected annually by plurality vote.

The BCA further provides that (i) Hulu will have the right to designate the initial chair of the Company Board following the Closing, with the Company Board determining the chair thereafter and (ii) the Company Board in effect immediately prior to the Closing will have the right to determine the initial lead independent director, with the independent directors determining such lead independent director thereafter.

To the extent an Unaffiliated Independent Designee resigns prior to the second anniversary of the Closing, the other Unaffiliated Independent Designees will have the right to fill such vacancy (and such replacement designee must be a person who is reasonably acceptable to Hulu, subject to certain exceptions). Following the second anniversary of the Closing, any vacancies arising from a departure of an Unaffiliated Independent Designee or a successor thereto will be determined by the Company Board. Hulu will lose its right to designate a majority of the members of the Company Board either (i) upon Hulu and its affiliates ceasing to own at least 50% of the then-outstanding shares of Class A Common Stock and Class B Common Stock or (ii) in connection with the consummation of certain mergers, acquisitions or similar transactions by Hulu or its affiliates. Thereafter, in the event that Hulu has lost its right to designate a majority of the members of the Company Board, Hulu’s designation rights would be subject to further step-downs based on the proportion of then-outstanding shares of Class A Common Stock and Class B Common Stock that it holds.

Voting Obligations; Transfer Restrictions

As contemplated by the BCA, upon completion of the Transactions, until the date when Hulu and its affiliates cease to own at least 50% of the then-outstanding shares of Class A Common and Class B Common Stock, Hulu will be subject to a voting agreement with the Company pursuant to which Hulu will agree to vote all of its shares of Class B Common Stock in favor of (i) each director nominated or recommended by the Company Board to fill any vacancy created by any departure of an Independent Designee for election (whether at an annual or special meeting) and (ii) the Company Board’s recommendation with respect to any other Company proposal presented at an annual or special meeting.

In addition, following the Closing, unless approved by the Audit Committee of the Company Board, Hulu and its affiliates will be prohibited from transferring the shares of Class A Common Stock and Class B Common Stock that it received in connection with the consummation of the Transactions for a period of 24 months from the Closing Date, subject to certain exceptions.

Pursuant to the BCA, the parties will use reasonable best efforts to finalize a new certificate of incorporation of Fubo, new bylaws of Fubo and the Newco Operating Agreement, each on terms and conditions consistent with the foregoing description and such other terms and conditions as are mutually agreed among the parties thereto.

Registration Rights

As contemplated by the BCA, at the Closing, the Company and Hulu will enter into a registration rights agreement in respect of the Class A Common Stock (the “Registrable Securities”) received by Hulu in exchange for the Class B Common Stock that Hulu will receive in connection with the Transactions. Pursuant to the registration rights agreement, Fubo will be required to file a shelf registration statement with the SEC for the offer and sale of the Registrable Securities no later than ten business days following the Closing and will be required to use its commercially reasonable efforts to cause such registration statement to become and remain effective so long as any Registrable Securities remain outstanding. Furthermore, under the registration rights agreement, Hulu will have certain customary underwritten offering demand rights and piggyback registration rights.

Pursuant to the BCA, the parties will use reasonable best efforts to finalize and enter into a registration rights agreement effective as of the Closing on terms and conditions consistent with the foregoing description and such other terms and conditions as are mutually agreed among the parties thereto.

Commercial Agreements

As contemplated by the BCA, at the Closing, the Company, Disney and Hulu will enter into certain commercial agreements, including (i) a transition services agreement, (ii) a commercial services agreement and (iii) a brand license agreement (collectively, the “Commercial Agreements”), pursuant to which, among other things:

●	HL will grant to Hulu the right, license and obligation to distribute the HL DMVPD Service via the Hulu platform that is currently branded as “Hulu” (and any successor or replacement platform) on a wholesale basis; provided, however, that HL will not otherwise distribute the HL DMVPD Service, nor any programming outside of the HL DMVPD Service;

●	HL will bear the cost of marketing expense, and Hulu will be responsible for all marketing execution for the HL DMVPD Service in consultation with HL;

●	Hulu will continue to own and operate the Hulu platforms and will exclusively sell and administer subscriptions to the HL DMVPD Service, as well as each add-on thereto, and retain subscription revenue, in consideration for which it will pay a wholesale fee to HL;

●	Disney will sell ads on behalf of HL and/or the Company in exchange for a portion of ad sale revenue; and

●	Hulu will license the HL DMVPD Service-specific brands to HL for use in the HL Business.

The commercial services agreement and the brand license agreement will each have an initial term of five years and will be renewable for an additional five-year term by mutual agreement. The transition services agreement will have a term of two years, subject to customary service extensions to the extent reasonably required.

Pursuant to the BCA, the parties will use reasonable best efforts to finalize and enter into the Commercial Agreements effective as of the Closing on terms and conditions consistent with the foregoing description and such other terms and conditions as are mutually agreed among the parties thereto.

Tax Matters

As contemplated by the BCA, at the Closing, the Company, Newco and Hulu will enter into a tax receivables agreement, which will set forth the agreement among the parties regarding the sharing of certain tax benefits realized (or, in connection with an acceleration upon the Company’s election to terminate the agreement, deemed realized) by the Company. The Company will be generally obligated to pay Hulu a percentage of the benefit realized by the Company from the use of certain historic net operating loss carryforwards (“NOLs”) of the Company in an amount equal to the lesser of (i) 70% and (ii) Hulu’s ownership percentage of Newco as of the date the NOL is utilized. The Company will also be generally obligated to pay Hulu 70% of (a) the total tax benefit that the Company realizes as a result of increases in tax basis in Newco’s assets resulting from the exchange of Newco Units for Class A Common Stock (or cash) pursuant to the Newco Operating Agreement and (b) other tax benefits attributable to payments under the tax receivables agreement.

The term of the tax receivables agreement will continue until all such tax benefits have been utilized or expired unless the Company elects to terminate the tax receivables agreement early. Upon such an early termination, the Company will be required to make a payment equal to the present value of the anticipated future payments to be made by it under the tax receivables agreement, based upon certain assumptions and deemed events.

Pursuant to the BCA, the parties will use reasonable best efforts to finalize and enter into the tax receivables agreement effective as of the Closing on terms and conditions consistent with the foregoing description and such other terms and conditions as are mutually agreed among the parties thereto.

Item 5.02 Departure for Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2025, the Company Board approved a retention bonus program with an aggregate value of $20,500,000 (“Retention Bonus Program”) to promote retention and incentivize efforts to consummate the Transaction and authorized the Company to enter into individual retention bonus award agreements with each of its named executive officers and certain other key employees. Each award under the Retention Bonus Program will be delivered, as to 25% of the value of the award, in cash at Closing and as to the remaining 75% of the value of the award, in the form of restricted stock units that vest as to 1/3 of the RSUs and as to 2/3 of the RSUs on each of the first and second anniversaries of the Closing Date, respectively, in each case subject to the individual’s continuing service through the applicable payment or vesting date. In the event of an individual’s termination without cause or resignation for good reason, he or she will remain eligible to receive his or her award, subject to the execution of a general release of claims.

On January 5, 2025, the Company Board amended the Company’s Executive Severance Plan (“Severance Plan”) to provide that, in connection with or anticipation of a “change in control” (as defined in the Severance Plan), the Severance Plan may not be amended in a manner adverse to the Severance Plan participants without their prior written consent, for a period of 24 months following the change in control.

Item 8.01 Other Events.

Financing Agreements

On January 6, 2025, concurrently with the execution of the BCA, the Company and an affiliate of Disney entered into a commitment letter (the “Commitment Letter”) pursuant to which such affiliate committed to provide the Company, on January 5, 2026 and on the terms and subject to the conditions set forth therein, up to $145.0 million of indebtedness in the form of a senior unsecured term facility (the “Facility”). The proceeds of the Facility will be used for general corporate purposes of the Company. The funding of the Facility under the Commitment Letter is contingent on customary conditions, including delivery of a promissory note by the Company for the Facility, and is not contingent on the occurrence of the transactions contemplated by the BCA.

Put Option Letter

On January 6, 2025, concurrently with the execution of the BCA, the Company and Hulu entered into a letter agreement (the “Put Option Letter”) regarding the possible indirect acquisition by Newco, alongside the rest of Fubo’s businesses pursuant to the BCA, of all of the assets and liabilities of, or, as mutually agreed between Fubo and Hulu (such agreement not to be unreasonably withheld, conditioned or delayed), all of the securities issued by Molotov.

Pursuant to the Put Option Letter, among other things, Hulu irrevocably undertook to, if so requested by Fubo at its sole option after the works’ council (comité social et économique) of Molotov (the “Works Council”) has been duly consulted on the proposed transaction in accordance with French law (the “Consultation Process”), either: (i) if such contribution will occur prior to the Fubo Contribution, permit Fubo to contribute all of Molotov’s assets and liabilities of, or, as mutually agreed between Fubo and Hulu (such agreement not to be unreasonably withheld, conditioned or delayed), all of Molotov’s equity interests to Fubo OpCo as part of the Fubo Reorganization and cause Newco to accept, indirectly through NewCo’s acceptance of the equity interests of Fubo OpCo, all of the Molotov’s assets and liabilities or equity interests, as applicable, as part of the Fubo Contribution or (ii) if such contribution will occur after the Fubo Contribution, permit Fubo to cause Molotov to transfer all of its assets and liabilities to NewCo, and cause Newco to accept all of Molotov’s assets and liabilities as part of the Fubo Contribution, in each case pursuant to the terms and subject to the conditions set forth in the BCA (the “Put Option”).

If the Put Option has not been exercised by Fubo, the Put Option Letter will terminate on the earlier of (i) the date falling ten business days after the end of the Consultation Process, (ii) the date falling five months after the date of the Put Option Letter and (iii) the termination of the BCA in accordance with its terms.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Business Combination Agreement dated as of January 6, 2025, by and among fuboTV Inc., The Walt Disney Company and Hulu, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and other attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements regarding the Transactions and the other transactions described herein, including the expected timetable for completing the Transactions, the parties’ ability to complete the Transactions, impacts and benefits of the Transactions, the expected leadership team of the Company following the Closing, the board of directors of the Company following Closing, the use of proceeds resulting from the Facility, and other statements regarding the Company’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. All statements other than statements of historical facts contained in this communication may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “outlook”, “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this communication are only predictions. Fubo’s management has based these forward-looking statements largely on their current expectations and projections about future events and financial trends that management believes may affect its business, financial condition and results of operations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: the Transactions will not be consummated; there may be difficulties with the integration and in realizing the expected benefits of the Transactions; Fubo and Disney may need to use resources that are needed in other parts of its business to do so; there may be liabilities that are not known, probable or estimable at this time; the Transactions may result in the diversion of management’s time and attention to issues relating to the Transactions and integration; expected synergies and operating efficiencies attributable to the Transactions may not be achieved within its expected time-frames or at all; there may be significant transaction costs and integration costs in connection with the Transactions; unfavorable outcome of legal proceedings that may be instituted against Fubo and Disney following the announcement of the Transactions; and risks inherent to the business may result in additional strategic and operational risks, which may impact Fubo’s risk profile and it may not be able to mitigate effectively. In addition, a number of important factors could cause Fubo’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including but not limited to those important factors discussed in Part II, Item 1A “Risk Factors” in Fubo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, as any such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and on Fubo’s investor relations site at https://ir.fubo.tv. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, neither the Company nor Disney undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find it

This Current Report on Form 8-K and the information contained herein shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any proxy, vote or approval, nor shall there be any issuance or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Transactions will be submitted to the shareholders of Fubo for their consideration and approval at a special meeting. In connection with the Transactions, Fubo intends to file a preliminary proxy statement with the SEC. Once the SEC completes its review of the preliminary proxy statement, a definitive proxy statement and a form of proxy will be filed with the SEC and mailed or otherwise furnished to the shareholders of Fubo. Before making any voting decision, Fubo shareholders are urged to read the proxy statement in its entirety, when it becomes available, and any other documents to be filed with the SEC in connection with the Transactions or incorporated by reference in the proxy statement (including any amendments or supplements to these documents), if any, because they will contain important information about the Transactions and the parties to the Transactions. This communication is not a substitute for the proxy statement or any other document that may be filed by Fubo with the SEC or sent to its shareholders in connection with the Transactions.

Fubo investors and shareholders may obtain a free copy of the proxy statement and documents filed by Fubo with the SEC at the SEC’s website at www.sec.gov. In addition, Fubo investors and shareholders may obtain a free copy of Fubo’s filings with the SEC from Fubo’s website at ir.fubo.tv or by directing a request by mail to Fubo, 1290 Avenue of the Americas, New York, NY 10104, or telephone to (212) 672-0055.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the shareholders of the Company in respect of the Transactions. Information regarding Fubo’s directors and executive officers is contained in the definitive proxy statement on Schedule 14A for Fubo’s 2024 annual meeting of shareholders (the “2024 Proxy Statement”), filed with the SEC on April 26, 2024. Additional information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of Fubo in connection with the Transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement for Fubo’s special meeting of shareholders in connection with the Transactions when it is filed with the SEC, free copies of which may be obtained as described in the preceding paragraph. To the extent holdings of Fubo’s securities by Fubo’s directors and executive officers change from the amounts set forth in the 2024 Proxy Statement, such changes have been or will be reflected on Statements of Changes of Beneficial Ownership of Securities on Form 4 filed with the SEC. Fubo investors and shareholders may obtain free copies of these filings from the SEC’s website at www.sec.gov or from Fubo’s website at ir.fubo.tv.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUBOTV INC.

Date: January 10, 2025	By:	/s/ David Gandler
David Gandler
Chief Executive Officer